Exhibit 4.3

AMENDMENT AND ALLONGE

TO 10% SUBORDINATED NOTE

DUE SEPTEMBER 30, 2016

This Amendment and Allonge to 10% Subordinated Note due September 30, 2013 (“Amendment”), made as of the 3rd   day of September , 2013, by and between, Eagle Bancorp, Inc., a Maryland corporation (the “Company”), and the holder of a 10% Subordinated Note, due September 30, 2016, issued by the Company (“the Note()”) identified on the signature page hereto (the “Holder”), whether as original holder thereof or as assignee and subsequent holder thereof.

WHEREAS, the Company, as borrower, currently has an aggregate of $9.3 million of Notes outstanding, which are callable at the Company’s option;

WHEREAS, under the applicable regulatory capital requirements, the eligibility of the Notes to be treated as capital is being reduced each year, and commencing on October 1, 2013, only 40% of the principal amount of the Notes will be eligible for regulatory capital treatment; and

WHEREAS, the Company desires to continue to benefit from the capital treatment of subordinated debt represented by the principal amount of the Notes, and to reduce the effective cost of regulatory capital resulting therefrom; and

WHEREAS, the Holder desires to continue to hold subordinated debt of the Company; and

WHEREAS, the Company and the Holder desire to amend the Holder’s Note to provide for an extension of the maturity date of the Note to September 30, 2021 and a change in the interest rate from 10% to a fixed rate of interest of 8.5% until August 31, 2016 (payable on the Interest Payment Date in September 2016) and thereafter a fixed rate of interest equal to the yield on the 5 year U.S. Treasury Note as reported by The Wall Street Journal on the Interest Payment Date in September 2016 pus 7.03%;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. The first sentence of the sixth paragraph of the Note be, and it hereby is, amended and restated to read in its entirety as follows:

“FOR VALUE RECEIVED, Eagle Bancorp, Inc., a Maryland corporation (the “Company” which term includes any successor to the Company), for value received promises to pay to _________________ or registered assigns, the initial principal sum of ____________ dollars and no cents ($___________.00), or such lesser amount as shall result from the transfer or cancellation of all or a portion of this Note, or partial redemption of this Note, as shall be set forth on a duly executed Schedule A hereto, on September 30, 2021, and to pay interest on said outstanding principal sum from August 30, 2010, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, monthly in arrears on the 1st day of each month, or if such day is not a Business Day (as hereinafter defined), then the next succeeding Business Day (each such date, an “Interest Payment Date”) (it being understood that interest accrues for any such non-Business Day), commencing on the Interest Payment Date in October 2010 and through the Interest Payment Date in September 2013, at a fixed annual rate equal to 10%, and thereafter at a fixed annual rate of 8.5% through the Interest Payment Date in September 2016, and thereafter at a fixed annual rate equal to the yield on the 5 year U.S. Treasury Note as reported by The Wall Street Journal on the Interest Payment Date in September 2016 plus 7.03% (the “Interest Rate”), applied to the principal amount hereof, until the principal hereof is paid or duly provided for or made available for payment, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Interest Rate, compounded quarterly, from the dates such amounts are due until they are paid or made available for payment.”

2.     Except as expressly amended hereby, the Notes shall remain in full force and effect in accordance with the provisions thereof. As used in the Notes, the terms: this Note,” “herein,” “hereunder,” hereof” and words of similar import shall refer to the Notes as amended by this Amendment. All capitalized terms used in this Amendment and not defined herein, which are defined in the Notes, have the meanings ascribed to them in the Notes.

3.     The Notes, as amended by this Amendment, along with the schedules referred to in the Notes, constitutes the entire agreement among the parties and supersedes all other prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of the Notes. No provision of this Amendment may be amended other than by an instrument in writing signed by the Company and the Holder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

4.     This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.      This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to its choice of law provisions.

6.      This Amendment shall be physically attached to the Note and be incorporated therein.

IN WITNESS WHEREOF, the parties hereto have set their respective hands, duly authorized, as of the date and year first above written.

[CORPORATE SEAL]	EAGLE BANCORP, INC.

By:
Name: Jane E. Cornett	Name: Michael T. Flynn
Corporate Secretary	Title: Executive Vice President

[Holder Name]

[Principal Amount]

[ Certificate Number of Note(s)]

[Holder Signature(s)] – Individual

[Holder Signature(s)] – Individual

[Holder Signature(s)] – Entity

By:

Name:

Title:

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